Exhibit 99.1

MoSys Contact:	Invensas Contact:
Jim Sullivan	Michael Anthofer
408-418-7500	408-321-6711

MoSys Investor Relations:	Tessera Tech Investor Relations:
Beverly Twing	Moriah Shilton
Shelton Group	Sr. Director, Investor Relations
972-239-5119 ext. 126	408-321-6713

INVENSAS PURCHASES 73 MOSYS PATENTS

Santa Clara, CA and San Jose, CA — Dec. 29, 2011 — MoSys, Inc. (Nasdaq: MOSY) and Invensas Corporation, a wholly owned subsidiary of Tessera Technologies, Inc. (Nasdaq: TSRA), announced today that they entered into a patent purchase agreement.  Under the agreement, Invensas purchased 43 United States and 30 foreign memory technology patents from MoSys for $35 million in cash. MoSys retained a royalty-free license to the patents to cover its Bandwidth Engine® product line and technology partners, along with related rights to offer sublicenses to current and future partners.

“The MoSys patents are very relevant to industry-standard DRAM products that have been shipping from the fabs of our potential licensees.  The MoSys transaction represents an important milestone in our ongoing acquisition program,” said Simon McElrea, president, Invensas Corporation.

“We are pleased with this transaction as it provides MoSys and its current licensees with continued access to the patents and allows us to strengthen our balance sheet,” stated Len Perham, president and chief executive officer, MoSys.  “The combination of the retained license and the non-dilutive source of funding made this transaction very appealing.”

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the value and relevance of the acquired patents to Invensas. Material factors that may cause results to differ from the statements made include changes, with respect to Tessera Technologies, Inc., to its plans or operations relating to its businesses and groups, market or industry conditions; the future expiration of its license agreements and the cessation of related royalty income; the failure or refusal of its licensees to pay royalties; delays, setbacks or losses relating to its intellectual property or intellectual property litigation, or any invalidation or limitation of key patents; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect its ability to protect its intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt technologies covered by its patents; and the future expiration of its patents. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera Technologies, Inc.’s filings with the Securities and Exchange Commission, including each company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, include more information about factors that could affect each company’s respective financial results. Tessera Technologies, Inc. assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera Technologies, Inc.’s and Invensas’ website or elsewhere, its continued availability does not indicate that any company is reaffirming or confirming any of the information contained herein.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a provider of serial chip-to-chip communications solutions that deliver unparalleled bandwidth performance for next generation networking systems. MoSys’ Bandwidth Engine ® family of ICs combines the company’s patented 1T-SRAM ® high-density memory with its high-speed interface technology. MoSys’ IP portfolio includes silicon proven SerDes and DDR3 PHYs that support a wide range of data rates across a variety of standards and 1T-SRAM memory cores that provide a combination of high-density, low-power consumption, high-speed and low cost advantages for high-performance networking, computing, storage and consumer/graphics applications. MoSys is headquartered in Santa Clara, California. More information is available on MoSys’ website at www.mosys.com.

About Invensas Corporation

Invensas Corporation, a wholly owned subsidiary of Tessera Technologies, Inc. (Nasdaq: TSRA), acquires, develops, and monetizes strategic intellectual property in areas such as, circuitry design, memory modules, 3-D systems, and advanced interconnect technologies, to serve the dynamic mobile, storage and consumer electronics sectors. The group is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.invensas.com.

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Invensas and the Invensas logo are trademarks of Invensas Corporation or its affiliated companies in the United States and other countries. MoSys, 1T-SRAM and Bandwidth Engine are registered trademarks of MoSys, Inc. in the US and other countries.  The MoSys logo is a trademark of MoSys, Inc.  All other company, brand and product names may be trademarks or registered trademarks of their respective companies.